Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. Announces Fiscal

First Quarter 2022 Financial Results

NEW YORK, July 7, 2021 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2022 fiscal first quarter.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the quarter ended and as of May 31, 2021	For the quarter ended and as of February 28, 2021	For the quarter ended and as of May 31, 2020
	($ in thousands except per share)
AUM	677,773	554,313	482,947
NAV	320,345	304,186	281,631
NAV per share	28.70	27.25	25.11
Investment Income	16,816	16,215	13,297
Net Investment Income per share	0.23	0.38	0.80
Adjusted Net Investment Income per share	0.56	0.52	0.51
Earnings per share	1.88	0.83	(2.02)
Dividends per share (declared)	0.44	0.43	0.40
Return on Equity – last twelve months	19.4%	5.0%	9.9%
– annualized quarter	27.0%	12.3%	(30.9)%
Originations	119,166	80,233	38,999
Repayments	14,941	79,330	9,350

“Reflecting upon our strong Fiscal 2022 first quarter performance versus the challenges of the same quarter in 2021, we are reminded of how resilient Saratoga and our portfolio companies have been in overcoming the challenges last year as well as transitioning well to the current substantial ramp-up in market activity. Our NAV per share of $28.70 is our highest level yet, and we continue to believe Saratoga is well positioned for potential future economic challenges and opportunities,” said Christian L. Oberbeck, Chairman, Chief Executive Officer and President of Saratoga Investment. “Our results this quarter highlight the strength of our financial position and portfolio performance. Our quarterly metrics include LTM return on equity of 19.4%, adjusted NII per share of $0.56, and a 5.3% NAV per share quarterly growth of $1.45 per share. In these times of continued recovery from the COVID-19 pandemic, we believe balance sheet strength, liquidity and NAV preservation continues to be paramount, both for our portfolio companies and our BDC. Our current capital structure at quarter-end was strong, with $320 million of equity supporting $173 million of long-term covenant-free non-SBIC debt, $168 million of long-term covenant free SBIC debentures, and $39 million drawn on our credit facility. Our quarter-end regulatory leverage of 251% provides substantial cushion above our 150% requirement, and in addition to the $6 million we had available through our Madison revolving credit facility, we had $20 million of quarter-end cash to support our existing portfolio companies, and $131 million of available SBIC II facilities to finance new opportunities, all of which are expected to be highly accretive to earnings. In addition, in March we issued $50 million of new unsecured bonds at 4.375%, both adding new liquidity and reducing our existing cost of capital. Also in June, and reflecting our current strong portfolio performance, the Board of Directors decided to increase our quarterly dividends by a further 1c per share and declare a 44c per share dividend for the quarter ended May 31, 2021.”

“While we continue to remain highly discerning with our originations in the current high transaction volume environment, we closed numerous attractive investments this quarter setting gross and net origination records for Saratoga and our AUM reached a record level of $678 million as of May 31, 2021. We continue to bring new platform investments into the portfolio, with investments in four new companies added this fiscal quarter, in addition to continued follow-ons in existing borrowers with strong business models and balance sheets, all totaling $119 million invested in the fiscal quarter, outpacing repayments of $15 million. Our credit quality remained at a high level at quarter-end, with 93% of credits rated in our highest category and only one remaining non-accrual. With almost $19 million of realized and unrealized gains and appreciation this quarter, we have more than recovered all of last year’s Q1 unrealized depreciation on the overall portfolio. With 76% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio is well structured. We remain confident in our portfolio companies, experienced management team, high underwriting standards and time-tested investment strategy. We believe our team will be able to continue to steadily grow portfolio size and maintain differentiated credit quality and investment performance over the long-term.”

Discussion of Financial Results for the Quarter ended May 31, 2021:

As of May 31, 2021, Saratoga Investment’s assets under management (“AUM”) was $677.8 million, an increase of 40.4% from $482.9 million as of May 31, 2020, and an increase of 22.3% from $554.3 million as of February 28, 2021. This past quarter, $119.2 million in originations was offset by $14.9 million of repayments and amortizations. In addition, the fair value of the portfolio increased by $1.9 million realized gains and $16.8 million unrealized appreciation, representing an increase of 3.4% to the overall portfolio, driven by the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the quarter-end valuations. Saratoga Investment’s portfolio remains strong, with 76.2% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 92.9% of its loans this quarter at its highest internal rating. This quarter’s originations include four investments in new platforms, and nine follow-ons in existing portfolio companies, including drawdowns on committed facilities. Since Saratoga Investment took over the management of the BDC, $573.3 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 16.5%.

For the three months ended May 31, 2021, total investment income of $16.8 million increased by $3.5 million, or 26.5%, compared to $13.3 million for the three months ended May 31, 2020. This increased investment income was generated from an investment base that has grown by 40.4% since last year. In addition, this quarter’s investment income was up by $0.6 million, or 3.7%, on a quarter-over-quarter basis from $16.2 million for the quarter ended February 28, 2021, primarily due to the investment base growing by 22.3%. The full period impact of the increased investment base and resulting interest income is not yet fully reflected this quarter due to the timing of net originations, while last quarter also included the non-recurring release of the $0.9 million interest reserve for the Roscoe Medical investment that returned to accrual status.

As compared to both the three months ended May 31, 2020 and February 28, 2021, adjusted net investment income increased by $0.5 million, or 8.4%, from $5.8 million to $6.3 million. The $3.5 million increase in investment income was offset by (i) increased interest expense resulting from the various new Notes Payable issued during the past year and quarter, (ii) increased base and incentive management fees generated from the management of this larger pool of investments, and (iii) as compared to the quarter ended May 31, 2020, increased total expenses, excluding interest and debt financing expenses, base management fees and incentive fees and income tax benefit, that increased from $1.4 million to $1.9 million. Total expenses, excluding interest and debt financing expenses, base management fees and incentive fees and income tax benefit, for the quarter ended February 28, 2021, was $2.5 million.

Net investment income on a weighted average per share basis was $0.23 for the quarter ended May 31, 2021. Adjusted for the incentive fee accrual related to net capital gains, the net investment income on a weighted average per share basis was $0.56. This compares to adjusted net investment income per share of $0.52 for the quarter ended February 28, 2021, and $0.51 for the quarter ended May 31, 2020, reflecting increases of $0.04 per share and $0.05 per share, respectively. During these periods, weighted average common shares outstanding remained relatively unchanged at 11.2 million shares.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 3.3% for the quarter ended May 31, 2021. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was 8.0%. In comparison, adjusted Net Investment Income Yield was 7.7% and 7.9% for the quarters ended February 28, 2021, and May 31, 2020, respectively.

Net Asset Value (“NAV”) was $320.3 million as of May 31, 2021, an increase of $16.1 million from $304.2 million as of February 28, 2021, and an increase of $38.7 million from $281.6 million as of May 31, 2020.

●	For the three months ended May 31, 2021, $2.6 million of net investment income, $1.9 million of realized gains and $16.8 million of net unrealized appreciation on investments were earned, partially offset by $0.2 million deferred tax expense on net unrealized depreciation and $4.8 million dividends declared. In addition, $0.9 million of stock dividend distributions were made through the Company’s dividend reinvestment plan (“DRIP”), and 40,000 shares were repurchased during the three months, at a cost of $1.0 million and an average price of $25.09 per share. For the quarter ended May 31, 2021, there was no activity related to the ATM offerings.

NAV per share was $28.70 as of May 31, 2021, compared to $27.25 as of February 28, 2021, and $25.11 as of May 31, 2020.

●	For the three months ended May 31, 2021, NAV per share increased by $1.45 per share, or 5.3%, reflecting the $0.23 per share net investment income and $1.66 per share net realized gains and net unrealized appreciation, offset by the $0.43 dividend declared and $0.01 per share net dilutive impact of the DRIP share issuances, mostly offset by the share repurchase plan.

●	This is the highest level of NAV per share since Saratoga took over the management of the Company, and reflects the thirteenth increase in NAV per share over the past sixteen quarters.

Return on equity for the last twelve months ended May 31, 2021, was 19.4%, compared to 9.9% for the comparable period last year.

Earnings per share for the quarter ended May 31, 2021, was $1.88, compared to earnings per share of $0.83 for the quarter ended February 28, 2021, and $(2.02) for the quarter ended May 31, 2020.

Investment portfolio activity for the quarter ended May 31, 2021:

●	Cost of investments made during the period: $119.2 million, including investments in four new portfolio companies.

●	Principal repayments during the period: $14.9 million.

Additional Financial Information

For the fiscal quarter ended May 31, 2021, Saratoga Investment reported net investment income of $2.6 million, or $0.23 on a weighted average per share basis, and a net realized and unrealized gain on investments of $18.5 million, or $1.66 on a weighted average per share basis, resulting in a net increase in net assets from operations of $21.0 million, or $1.88 on a weighted average per share basis. The $18.5 million net gain on investments was comprised of $16.8 million in net unrealized appreciation on investments and $1.9 million net realized gain on investments, offset by $0.2 million of net change in provision for deferred taxes on unrealized appreciation on investments.

The $1.9 million net realized gain reflects the sale of the Company’s Village Realty equity investment. The $16.8 million net unrealized appreciation reflects (i) the $1.8 million reversal of previously recognized appreciation on the Village Realty realization and (ii) a 3.4% increase in the total value of the remaining portfolio, primarily related to improvements in market spreads, EBITDA multiples and/or revised portfolio company performance – therefore, all of the net reduction in the value of the non-CLO portfolio in the first quarter of last year has been more than reversed since May 31, 2020, and the overall portfolio fair value is now 3.2% above cost. Included in this net unrealized appreciation is $4.0 million of net unrealized appreciation in the Company’s CLO investment. This is compared to the fiscal quarter ended May 31, 2020, with net investment income of $9.0 million, or $0.80 on a weighted average per share basis, and a net realized and unrealized loss on investments of $31.7 million, or $2.82 on a weighted average per share basis, resulting in a net decrease in net assets from operations of $22.7 million, or ($2.02) on a weighted average per share basis. The $31.7 million net loss on investments consisted of $32.0 million in net unrealized depreciation, offset by $0.3 million deferred tax benefit on unrealized depreciation on investments.

Total expenses, excluding interest and debt financing expenses, base management fees, incentive management fees and deferred taxes, increased from $1.4 million for the quarter ended May 31, 2020, to $1.9 million for the quarter ended May 31, 2021, but remained unchanged at 1.1% of average total assets.

Portfolio and Investment Activity

As of May 31, 2021, the fair value of Saratoga Investment’s portfolio was $677.8 million (excluding $20.0 million in cash and cash equivalents), principally invested in 43 portfolio companies and one collateralized loan obligation fund (“CLO”). The overall portfolio composition consisted of 76.2% of first lien term loans, 3.7% of second lien term loans, 0.3% of unsecured term loans, 7.9% of subordinated notes in a CLO and 11.9% of common equity.

For the fiscal quarter ended May 31, 2021, Saratoga Investment invested $119.2 million in four new and nine existing portfolio companies and had $14.9 million in one repayment and amortization, resulting in net investments of $104.3 million for the quarter.

As of May 31, 2021, the weighted average current yield on Saratoga Investment’s portfolio based on fair values was 8.6%, which was comprised of a weighted average current yield of 9.4% on first lien term loans, 12.0% on second lien term loans, 0.0% on unsecured term loans, 13.3% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

As of May 31, 2021, Saratoga Investment had $39.0 million outstanding under its $45.0 million senior secured revolving credit facility with Madison Capital Funding LLC. At the same time, Saratoga Investment had $124.0 million SBA debentures outstanding in its SBIC I license, $44.0 million SBA debentures outstanding in its SBIC II license, $103.1 million of listed baby bonds issued, a new unsecured unlisted institutional issuance of $50.0 million and two unlisted issuances of $5.0 million and $15.0 million, respectively, and an aggregate of $20.0 million in cash and cash equivalents.

With $6.0 million available under the credit facility and the $20.0 million of cash and cash equivalents as of May 31, 2021, Saratoga Investment has a total of $26.0 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $131.0 million in undrawn SBA debentures from the most recently approved SBIC II license to finance new SBIC-eligible portfolio companies. During the quarter, the Company dropped down another $15.0 million into its SBIC II license, increasing its capital there from $69.0 million to $84.0 million. Availability under the Madison credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II funding. As of quarter-end, Saratoga Investment had $15.2 million of committed undrawn lending commitments and $39.8 million of discretionary funding commitments.

On March 10, 2021, the Company issued $50.0 million aggregate principal amount of 4.375% fixed-rate Notes due in 2026 for net proceeds of $49.0 million after deducting underwriting commissions of approximately $1.0 million. Offering costs incurred were approximately $0.2 million.

On March 16, 2017, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc., through which Saratoga may offer for sale, from time to time, up to $30.0 million of its common stock through an ATM offering. Subsequent to this, BB&T Capital Markets and B. Riley FBR, Inc. were also added to the agreement. On July 11, 2019, the amount of common stock to be offered through this offering was increased to $70.0 million, and on October 8, 2019, the amount of common stock to be offered through this offering was further increased to $130.0 million. As of May 31, 2020, the Company sold 3,992,018 shares for gross proceeds of $97.1 million at an average price of $24.77 for aggregate net proceeds of $95.9 million (net of transaction costs). During the three months ended May 31, 2020, there was no activity related to the ATM offering.

Portfolio and Liquidity Update:

Subsequent to quarter-end, Saratoga Investment has executed approximately $84.8 million of new originations in three new portfolio companies and three follow-ons, and had repayments of approximately $105.6 million in four exits and realizations, for a net reduction in investments of $20.8 million. There is currently $18.5 million drawn on our credit facility.

Dividend

On May 27, 2021, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.44 per share for the fiscal quarter ended May 31, 2021, payable on June 29, 2021, to all stockholders of record at the close of business on June 15, 2021.

In fiscal year 2022, the Company also declared a quarterly dividend of $0.43 per share for the fiscal quarter ended February 28, 2021. In fiscal year 2021, the Company declared quarterly dividends of $0.42 per share for the quarter ended November 30, 2020, $0.41 per share for the quarter ended August 31, 2020 and $0.40 per share for the quarter ended May 31, 2020, for total dividends in fiscal year 2021 of $1.23 per share. Total dividends declared for the fiscal years ended February 29, 2020 and February 28, 2019, were $2.21 per share and $2.06 per share, respectively.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. During fiscal year 2017, the share repurchase plan was increased to 600,000 shares of common stock, and during fiscal years 2018, 2019 and 2020, this share repurchase plan was extended for another year at the same level of approval through January 15, 2021. On May 4, 2020, the Board of Directors increased the share repurchase plan to 1.3 million shares of common stock. During the three months ended May 31, 2021, the Company purchased 40,000 shares of common stock, at the average price of $25.09 for approximately $1.0 million pursuant to this repurchase plan.

Saratoga Investment made no purchases of common stock in the open market during the current fiscal year.

2022 Fiscal First Quarter Conference Call/Webcast Information

When:	Thursday, July 8, 2021, 10:00 a.m. Eastern Time (ET)

Call:	Interested parties may participate by dialing (877) 312-9208 (U.S. and Canada) or (678) 224-7872 (outside U.S. and Canada). A replay of the call will be available from 1:00 p.m. ET on Thursday, July 8, 2021, through 1:00 p.m. ET on Thursday, July 15, 2021, by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (outside U.S. and Canada), passcode for both replay numbers: 4949327.

Webcast:	Interested parties may access a simultaneous webcast of the call and find the Q1 2022 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, http://ir.saratogainvestmentcorp.com/events-presentations

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment owns two SBIC-licensed subsidiaries and manages a $650 million collateralized loan obligation (“CLO”) fund. It also owns 100% of the Class F-R-3 and subordinated notes of the CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic's impact on the U.S. and global economy, as well as those described from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Saratoga Investment Corp. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Financials

PART I.  FINANCIAL INFORMATION

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	May 31, 2021	February 28, 2021
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $546,808,095 and $471,328,212, respectively)	$550,875,264	$469,946,494
Affiliate investments (amortized cost of $34,774,328 and $17,331,707, respectively)	39,872,709	19,367,740
Control investments (amortized cost of $75,078,830 and $61,353,761, respectively)	87,024,892	64,998,481
Total investments at fair value (amortized cost of $656,661,253 and $550,013,680, respectively)	677,772,865	554,312,715
Cash and cash equivalents	317,932	18,828,047
Cash and cash equivalents, reserve accounts	19,659,681	11,087,027
Interest receivable (net of reserve of $588,904 and $1,152,086, respectively)	6,622,330	4,223,630
Due from affiliate	2,600,000	2,719,000
Management fee receivable	852,876	34,644
Other assets	848,278	947,315
Total assets	$708,673,962	$592,152,378

LIABILITIES
Revolving credit facility	$39,000,000	$-
Deferred debt financing costs, revolving credit facility	(715,161)	(639,983)
SBA debentures payable	168,000,000	158,000,000
Deferred debt financing costs, SBA debentures payable	(3,397,674)	(2,642,622)
6.25% Notes Payable 2025	60,000,000	60,000,000
Deferred debt financing costs, 6.25% notes payable 2025	(1,581,383)	(1,675,064)
7.25% Notes Payable 2025	43,125,000	43,125,000
Deferred debt financing costs, 7.25% notes payable 2025	(1,319,867)	(1,401,307)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(225,397)	(239,222)
4.375% Notes Payable 2026	50,000,000	-
Deferred debt financing costs,	(1,205,274)	-
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(469,585)	(476,820)
Base management and incentive fees payable	10,727,948	6,556,674
Deferred tax liability	2,180,727	1,922,664
Accounts payable and accrued expenses	1,986,517	1,750,267
Interest and debt fees payable	1,763,342	2,645,784
Directors fees payable	92,000	70,500
Due to manager	368,013	279,065
Excise tax payable	-	691,672
Total liabilities	388,329,206	287,966,608

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 11,159,995 and 11,161,416 common shares issued and outstanding, respectively	11,160	11,161
Capital in excess of par value	304,784,840	304,874,957
Total distributable earnings (deficit)	15,548,756	(700,348)
Total net assets	320,344,756	304,185,770
Total liabilities and net assets	$708,673,962	$592,152,378
NET ASSET VALUE PER SHARE	$28.70	$27.25

Asset Coverage Ratio	251.0%	347.1%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	May 31, 2021	May 31, 2020
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$11,236,737	$9,955,562
Affiliate investments	340,512	398,370
Control investments	1,854,985	1,133,584
Payment-in-kind interest income:
Non-control/Non-affiliate investments	176,766	581,946
Affiliate investments	-	46,223
Control investments	77,675	34,782
Total interest from investments	13,686,675	12,150,467
Interest from cash and cash equivalents	522	11,796
Management fee income	818,232	634,572
Structuring and advisory fee income	1,301,875	313,306
Other income	1,008,686	187,000
Total investment income	16,815,990	13,297,141

OPERATING EXPENSES
Interest and debt financing expenses	4,340,912	2,563,876
Base management fees	2,758,908	2,160,528
Incentive management fees expense (benefit)	5,262,536	(1,858,310)
Professional fees	507,061	386,888
Administrator expenses	693,750	556,250
Insurance	86,318	67,726
Directors fees and expenses	92,000	60,000
General & administrative	490,651	350,814
Income tax expense (benefit)	27,919	(8,945)
Total operating expenses	14,260,055	4,278,827
NET INVESTMENT INCOME	2,555,935	9,018,314

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	1,910,141	8,480
Affiliate investments	-	-
Control investments	-	-
Net realized gain (loss) from investments	1,910,141	8,480
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	5,448,887	(24,422,894)
Affiliate investments	3,062,348	(2,444,252)
Control investments	8,301,342	(5,083,223)
Net change in unrealized appreciation (depreciation) on investments	16,812,577	(31,950,369)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(230,144)	267,740
Net realized and unrealized gain (loss) on investments	18,492,574	(31,674,149)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$21,048,509	$(22,655,835)

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$1.88	$(2.02)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,170,045	11,217,545

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the quarters ended May 31, 2021, and May 31, 2020.

	For the three months ended May 31,
	2021	2020

Net Investment Income	$2,555,935	$9,018,314
Changes in accrued capital gains incentive fee expense/(reversal)	3,698,220	(3,250,239)
Adjusted net investment income	6,254,155	5,768,075
Net investment income yield	3.3%	12.3%
Changes in accrued capital gains incentive fee expense/(reversal)	4.7%	(4.4)%
Adjusted net investment income yield (1)	8.0%	7.9%
Net investment income per share	$0.23	$0.80
Changes in accrued capital gains incentive fee expense/(reversal)	$0.33	$(0.29)
Adjusted net investment income per share (2)	$0.56	$0.51

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.
(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.